Exhibit 99.1

Montauk Renewables, Inc. Expands Agricultural Waste Segment Through Technology Acquisition

PITTSBURGH, PENNSYLVANIA—BUSINESS WIRE—Montauk Renewables, Inc. (Montauk) (NASDAQ: MNTK) announces the acquisition of privately-held NR3, LLC, (NR3) a pioneering environmental technology and renewable energy company, based in Greensboro, NC, that specializes in the recovery, refining, and recycling of natural resources from the waste streams of modern agriculture. Montauk, historically focused on the environmental compliance and recovery of methane from landfills, commissioned its first agriculture waste-to-energy cluster project in August 2020. The Company believes the NR3 acquisition could be transformative in expanding its focus on decarbonization projects and the remediation of environmental and social issues surrounding industrial agriculture in underserved communities.

As a result of the acquisition, Montauk will look to exclusively deploy specialized, patent-pending, near- zero-emissions technology of NR3, which, through a commercially proven process, converts animal and agriculture waste into forms of environmentally friendly, 100% organic, renewable energy alternatives that can replace the three-primary fossil-fuels of the global energy infrastructure: oil, gas and coal. Montauk has also retained the founders of NR3, Joe Carroll and Martin Redeker, who are long-time members of the agricultural community in North Carolina, as leaders of the new business division which is expected to initially focus on the enormous U.S. swine industry. According to the National Pork Producer’s Council, in the U.S., more than 60,000 pork producers annually market more than 115 million hogs, which, on average, provide total gross income of more than $20 billion USD and supports over 550,000 jobs. The world’s pig farmers produced 108.2 million metric tons of pork last year, according to the USDA Foreign Agricultural Service, with China, the European Union, the United States as the top producers.

Montauk is now in the late stages of evaluating a 5-year, 20-unit development cluster project that could initially deploy the NR3 technology to be available to convert a significant portion of the 15-million tons of animal and agricultural waste produced annually by North Carolina swine farms into environmentally sustainable, economically viable, renewable energy. This initial cluster project will seek to optimize revenue streams from swine waste lagoon close-outs, and in particular, lagoon waste that cannot otherwise be processed through conventional digestion technology. It is expected that each unit will be capable of processing up to 15-tons per day of animal and agricultural feedstock into varying amounts of Renewable Natural Gas (“RNG”), bio-oil, biochar and creating potential additional financial benefits through carbon sequestration. Once finalized, this initial project could deploy a multi-year, cumulative capital investment expected to be in the $100 to $150 million dollar range, and should be accretive to earnings approximately halfway through its 5-year development cycle. Montauk anticipates this new business division can be a strategic diversification of earnings across gas and electric commodities, federal and state attributes through the generation of D3 RINs, LCFS credits, Renewable Energy Certificates (RECs), soil amendments, and the potential earnings benefits tied to lagoon close-outs and carbon sequestration.

As part of Montauk’s commitment to environmental and social issues, such as combatting climate change and promoting environmental stewardship while serving the community, Montauk plans to prioritize its collection of animal and agricultural waste from farms surrounding historically underserved, at-risk communities in North Carolina that have higher concentrations of industrial agriculture. With agriculture’s significant contribution to greenhouse gas emissions in the United States, Montauk views the acquisition of NR3, and the initial deployment project plans in North Carolina, as a rare and exciting opportunity to combine environmental stewardship and societal benefit to long-term investment value.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) (“Company”) is a renewable energy company specializing in the recovery and processing of biogas from non-fossil fuel sources such as agriculture and landfills for beneficial use as a replacement to fossil fuels. The Company develops, owns, and operates RNG projects, using proven technologies that supply renewable fuel into the transportation and electrical power sectors. With over 30 years’ experience, the Company is one of the largest producers of RNG in the United States. The Company has an operating portfolio of 12 RNG and three renewable electricity projects that span six states. For more information visit https://ir.montaukrenewables.com

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